EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in U.S. Industries, Inc. Registration Statement on Form S-4 and related Prospectus for the registration of its 7 1/4% Senior Notes and to the incorporation by reference therein of our report dated November 11, 1996, except for Note 18, as to which the date is December 12, 1996, with respect to the consolidated financial statements and schedule of U.S. Industries, Inc. included in its Annual Report on Amended Form 10-K for the year ended September 30, 1996, filed with the Securities and Exchange Commission.

                                                     /s/ Ernst and Young LLP


New York, New York
April 22, 1997